Exhibit 4.12

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

AS PURCHASE CONTRACT AGENT,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS CUSTODIAN,

AND

HOLDERS (AS DEFINED HEREIN)

FROM TIME TO TIME

CUSTODIAL AGREEMENT

DATED AS OF JULY 1, 2020

i

ARTICLE FOUR
THE PURCHASE CONTRACT AGENT SECTION

Section 4.01. Purchase Contract Agent’s Direct Liability	16
Section 4.02. Force Majeure	16

ARTICLE FIVE
SUPPLEMENTAL AGREEMENTS

Section 5.01. Supplemental Agreements without Consent of Holders	16
Section 5.02. Supplemental Agreements with Consent of Holders	16
Section 5.03. Effect of Supplemental Agreements	17

ARTICLE SIX
COVENANTS

Section 6.01. Performance Under this Agreement	17

ARTICLE SEVEN
GENERAL CONDITIONS

Section 7.01. Entire Agreement	17

ii

PARTIES

CUSTODIAL AGREEMENT, dated as of July 1, 2020, among THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., acting as purchase contract agent (the “Purchase Contract Agent”), THE BANK OF NEW YORK MELLON TRUST COMPANY N.A., acting as custodian (the “Custodian”), and HOLDERS (as defined herein) from time to time.

RECITALS

WHEREAS, on and from the date hereof, the Purchase Contract Agent, as purchase contract agent for the Holders, and PG&E Corporation, a California corporation (the “Company”), have entered into the Purchase Contracts pursuant to the Purchase Contract and Unit Agreement, dated as of July 1, 2020 (the “Purchase Contract Agreement”), under which the Company has agreed to issue and deliver shares of Common Stock to the Holders on (i) the Purchase Contract Settlement Date, (ii) at a Holder’s option, on an Early Settlement Date or Fundamental Change Early Settlement Date or (iii) upon an Acceleration Event, in each case, in consideration of the purchase price of the Purchase Contracts paid by the initial Holders to the Company on the Closing Date (as defined in the Underwriting Agreement); and

WHEREAS, simultaneously with entering into the Purchase Contracts with the Company, the initial Holders have acquired from Goldman Sachs & Co. LLC, a representative of the underwriters named in the Underwriting Agreement, Treasury Strips; and

WHEREAS, for the convenience of the Holders, the Holders wish to appoint the Custodian as their custodian to hold the Treasury Strips for them and on their behalf and to forward to the Holders all payments of the Treasury Strips as and when they mature and to deliver the Treasury Strips to the Holders under certain circumstances as set forth herein;

NOW THEREFORE, in consideration of the premises and the purchase of the Units by the Holders thereof, it is mutually agreed as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) capitalized terms used but not defined herein have those meanings ascribed to them in the Purchase Contract Agreement;

(ii) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(iv) all references to “$” herein means United States dollars.

Section 1.02. Definitions.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein, the determination of whether one Person is an “Affiliate” of another Person for purposes of this Agreement shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder.

“Agreement” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Authorized Person” means a Responsible Officer (as defined in the Purchase Contract Agreement) of the Purchase Contract Agent.

“Clearing Agency” means an organization registered as a “Clearing Agency” pursuant to Section 17A of the Exchange Act that is acting as a depositary for the Units and in whose name, or in the name of a nominee of that organization, a Global Unit Certificate is registered in the Unit Register. The initial Clearing Agency shall be The Depository Trust Company (“DTC”).

“Corporate Trust Office” means, for identification only, the designated office of the Custodian, at which at any particular time the Custodian’s corporate trust business is administered, which office at the date hereof is located at 400 South Hope Street, Suite 500, Los Angeles, CA 90071, Attention: Corporate Trust Administration, or such other address as the Custodian may designate from time to time by notice to the Holders, the Purchase Contract Agent and the Company, or the principal corporate trust office of any successor Custodian (or such other address as such successor Custodian may designate from time to time by notice to the Holders, the Purchase Contract Agent and the Company).

“Custodian” means the Person named as the “Custodian” in the first paragraph of this Agreement until a successor Custodian has become such pursuant to the applicable provisions of this Agreement, and thereafter “Custodian” means the Person who is then the Custodian hereunder.

“Custody Account” has the meaning set forth in Section 2.04.

“Force Majeure Event” means any event arising out of or due to any cause, directly or indirectly, beyond the control of any party to this Agreement, such as restrictions on convertibility or transferability, requisitions, involuntary transfers, interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, sabotage, fire, flood, explosion, acts of God, epidemics, pandemics, civil or military commotion, strikes, work stoppages or industrial action of any kind, accidents, acts of terrorism, riots, insurrection, war or acts of government.

“Holder” means a Person in whose name the Unit evidenced by such Unit Certificate (or the Unit Certificate evidencing such Unit) is registered in the Unit Register. For purposes of this Agreement, Holder shall mean the Clearing Agency as long as the Units are held in book-entry form and registered in the name of the Clearing Agency or its nominee.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Custodian from, or reasonably believed by the Custodian to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Purchase Contract Agent and the Custodian.

“Outstanding Units” means, as of the date of determination, all Units evidenced by then Outstanding Unit Certificates, except on and after any applicable Early Settlement Date or Fundamental Change Early Settlement Date, Units as to which the Holder has elected to effect Early Settlement or Early Settlement in connection with a Fundamental Change, as the case may be, of the related Purchase Contracts; provided, however, that in determining whether the Holders of the requisite number of Units have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Units owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be outstanding, except that, in determining whether the Purchase Contract Agent shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Units which a Responsible Officer of the Purchase Contract Agent knows to be so owned shall be so disregarded. Units so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Purchase Contract Agent the pledgee’s right so to act with respect to such Units and that the pledgee is not the Company or any Affiliate of the Company.

“Outstanding Unit Certificates” means, as of the date of determination, all Unit Certificates theretofore executed and delivered under the Purchase Contract Agreement, except:

(i)	Unit Certificates theretofore cancelled by the Purchase Contract Agent or delivered to the Purchase Contract Agent for cancellation; and

(ii)

Unit Certificates in exchange for or in lieu of which other Unit Certificates have been authenticated, executed on behalf of the Holder and delivered pursuant to this Agreement, other than any such Unit Certificate in respect of which there shall have been presented to the Purchase Contract Agent proof satisfactory to it that such Unit Certificate is held by a bona fide purchaser.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Predecessor Unit Certificate” of any particular Unit Certificate means every previous Unit Certificate evidencing all or a portion of the rights and obligations of the Holder under the Units evidenced thereby; and, for the purposes of this definition, any Unit Certificate authenticated and delivered under Section 3.10 of the Purchase Contract Agreement in exchange for or in lieu of a mutilated, destroyed, lost or stolen Unit Certificate shall be deemed to evidence the same rights and obligations of the Holder as the mutilated, destroyed, lost or stolen Unit Certificate.

“Purchase Contract Agent” means the Person named as the “Purchase Contract Agent” in the first paragraph of this Agreement until a successor Purchase Contract Agent has become such pursuant to the applicable provisions of the Purchase Contract Agreement, and thereafter “Purchase Contract Agent” means the Person who is then the Purchase Contract Agent hereunder.

“Purchase Contract Agreement” has the meaning specified in the recitals to this Agreement.

“Responsible Officer”, when used with respect to the Custodian or Purchase Contract Agent, means any officer or officers of the Custodian or Purchase Contract Agent within the corporate trust department of the Custodian or Purchase Contract Agent, as the case may be, including any vice president, assistant vice president, assistant secretary, senior associate, associate, trust officer or any other officer of the Custodian or Purchase Contract Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have with direct responsibility for the administration of this Agreement.

“Settlement System” means any clearing agency, settlement system or depository (including any entity that acts as a system for the central handling of securities in the country where it is incorporated or organized or that acts as a transactional system for the central handling of securities) used in connection with transactions relating to securities and any nominee of the foregoing.

“TIA” means the United States Trust Indenture Act of 1939, as amended, or any successor statute.

“Treasury Strips” means, initially, the zero-coupon United States Treasury securities in the face amounts, and with the maturity dates, specified on Schedule 1 hereto.

“Treasury Strips Component” means, initially, the 1/48,000th undivided beneficial ownership interest in $66,000 principal amount at maturity (or $33,000 principal amount at maturity in the case of the Treasury Strips maturing on August 15, 2020) of each of the thirteen Treasury Strips specified on Schedule 1 hereto.

“Underwriting Agreement” means the underwriting agreement relating to the Units dated June 25, 2020 between the Company and the several underwriters named therein.

“Unit” means and evidences the ownership by a Holder of (i) one Purchase Contract and (ii) one Treasury Strips Component.

Section 1.03. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof. The parties hereto do not assume any responsibility for the correctness of the recitals contained herein and make no representation as to the validity or sufficiency of this Agreement.

Section 1.04. Successors and Assigns. All covenants and agreements in this Agreement by the Custodian shall bind its successors and assigns, whether so expressed or not.

Section 1.05. Severability Clause. In case any provision in this Agreement or in the Units shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

Section 1.06. Benefits of Agreement. Nothing in this Agreement or in the Units, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefits or any legal or equitable right, remedy or claim under this Agreement. The Holders from time to time shall be beneficiaries of this Agreement and shall be bound by all of the terms and conditions hereof and of the Units as evidenced by their Unit Certificates, by their acceptance of delivery thereof.

Section 1.07. Governing Law; Jurisdiction. THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

The Custodian irrevocably consents and agrees, for the benefit of the Holders from time to time, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Agreement may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Units have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Custodian irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 1.08. Legal Holidays. If any Payment Date, any Early Settlement Date, any Fundamental Change Early Settlement Date or the Purchase Contract Settlement Date falls on a day that is not a Business Day, then (notwithstanding any other provision of this Agreement, Purchase Contract Agreement or of the Unit Certificates) payments in respect of amounts received by the Custodian on the Treasury Strips Components or deliveries of Treasury Strips, as the case may be, shall not be made on such date, but such payments or such deliveries shall be made on the next succeeding Business Day with the same force and effect as if made on such Payment Date, Early Settlement Date, Fundamental Change Early Settlement Date or Purchase Contract Settlement Date, as the case may be; provided, that no interest shall accrue or be payable for the period from and after any such Payment Date, Early Settlement Date, Fundamental Change Early Settlement Date or Purchase Contract Settlement Date, as the case may be.

Section 1.09. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

Section 1.10. Inspection of Agreement. Unless a conformed copy of this Agreement has been filed on the EDGAR system of the U.S. Securities and Exchange Commission, a copy of this Agreement shall be available at all reasonable times during normal business hours at the Corporate Trust Office for inspection by any Holder.

Section 1.11. Notices. Any notice or demand which by any provision of this Agreement is required or permitted to be given or served to or on the Custodian may be given or served by being deposited postage prepaid, first class mail (except as otherwise specifically provided herein) addressed (until another address of the Custodian is filed by the Custodian with the Company and the Purchase Contract Agent) to The Bank of New York Mellon Trust Company, N.A., 400 South Hope Street, Suite 500, Los Angeles, CA 90071, Attention: Corporate Trust Administration. Any notice or demand which by any provision of this Agreement is required or permitted to be given or served to or on the Purchase Contract Agent, the Company or the Holders may be given or served in accordance with Section 1.03 of the Purchase Contract Agreement.

ARTICLE TWO

THE TREASURY STRIPS

Section 2.01. Delivery of Treasury Strips to the Custodian. On the Closing Date (as defined in the Underwriting Agreement), the initial Holders have acquired from Goldman Sachs & Co. LLC (as a Representative on behalf of itself and the other underwriters named in the Underwriting Agreement) the Treasury Strips described on Schedule 1 hereto and directed them to be delivered to the Custodian by causing the Custodian or its nominee to be the holder of security entitlements for such Treasury Strips on the records of the Federal Reserve Bank of New York for and on behalf of the Holders, and the Custodian has accepted delivery of the Treasury Strips. Each Unit evidences ownership of the related Treasury Strips Component held by the Custodian hereunder as agent for and on behalf of the Holders as identified by a security entitlement credited to an account on the records of the Custodian. For greater certainty, each Holder shall have a separate property interest in each of its Treasury Strips Component and shall have no interest whatsoever in any other Holder’s Treasury Strips Component and Holders shall not be considered to own Treasury Strips Components as joint tenants or tenants in common. The Custodian shall act as agent for the Holders and no provision hereof is intended to create or shall be construed as having created a trust of any kind or any fiduciary duty owed by the Custodian to any Holder.

Section 2.02. Acceptance by Custodian. The Custodian hereby acknowledges that, on the Closing Date (as defined in the Underwriting Agreement), the Custodian has received the Treasury Strips listed in Schedule 1 in accordance with the Purchase Contract Agreement, and in the manner described in, Section 2.01. The Custodian agrees to accept additional free deliveries of Treasury Strips in accordance with the terms of the Purchase Contract Agreement, including, without limitation, pursuant to Section 2.04 of the Purchase Contract Agreement and/or in connection with any exercise by the Underwriters (as defined in the Underwriting Agreement) of their option to purchase additional Purchase Contracts pursuant to Section 2(b) of the Underwriting Agreement. The Custodian shall accept all Treasury Strips delivered (or caused to be delivered) free hereunder as custodian for the Holders and the Custodian shall hold the Treasury Strips in a separate Custody Account as defined in and as provided in Section 2.04 for and on behalf of the Holders. The Custodian shall hold the Treasury Strips delivered to it pursuant to this Agreement solely as custodian and not as a fiduciary, identified separate and apart from the general assets of the Custodian for and on behalf of the Holders. The Custodian shall not have the authority or obligation to assign, transfer, pledge, set off or otherwise dispose of any of the Treasury Strips, or of any interests therein, except as provided hereunder or as required by law.

Section 2.03. Payment of Amounts Received Upon Maturity of Treasury Strips. On any Payment Date on which amounts are received by the Custodian on payments of the Treasury Strips (or, if such amounts are received between Payment Dates, on the next Payment Date after the Custodian receives such amounts), the Custodian shall forward all such amounts the Custodian receives to the Holders as instructed by the Purchase Contract Agent.

Section 2.04. Establishment of Custody Account. The Custodian, as agent for the Holders, shall establish and maintain a separate account bearing a designation clearly indicating that the funds and assets deposited therein are held in custody for the Holders (the “Custody Account”). The Custody Account shall at all times be maintained as a segregated custodial account identified separate and apart from the general assets of the Custodian and all other accounts, funds and property of or in the possession of the Custodian, including any other custody account. The Treasury Strips and any moneys held in the Custody Account shall not at any time be commingled with any other assets or property held by the Custodian.

Notwithstanding anything else in this Agreement, the Custodian shall not hold cash as a fiduciary. The Custodian shall at all times maintain accurate records reflecting each transaction in the Custody Account in connection with the Units and the related Treasury Strips Components evidenced thereby. The Custodian shall have no power or authority to assign, transfer, pledge, set off or otherwise dispose of any of the Treasury Strips, or any interest therein, except as provided hereunder or as required by law. The Custody Account shall be non-interest bearing and the amounts therein shall not be invested.

Section 2.05. Collection of Payments on Treasury Strips. Not later than the close of business on each Business Day on which the Custodian receives any payments of the Treasury Strips in the form of immediately available funds, the Custodian shall credit to or deposit in the Custody Account the amount of such payment. All moneys so received shall be held by the Custodian in the Custody Account until the Custodian receives the Purchase Contract Agent’s instruction to transfer funds.

Section 2.06. Delivery of Treasury Strips to Holders. (a) Treasury Strips shall be delivered to Holders only and in such denominations as instructed by the Purchase Contract Agent pursuant to Section 4.06 of the Purchase Contract Agreement, pursuant to Section 4.07 of the Purchase Contract Agreement, pursuant to Section 4.08 of the Purchase Contract Agreement or pursuant to Section 2.03 of the Purchase Contract Agreement.

(b) The Custodian is entitled to rely and act upon Instructions of any Authorized Person until the Custodian has received notice of any change from the Purchase Contract Agent and has had a reasonable time to note and implement such change. The Custodian is authorized to rely upon any Instructions received by any means, provided that the Custodian and the Purchase Contract Agent have agreed upon the means of transmission and the method of identification for the Instructions.

(c) Absent a contrary Instruction, the Custodian shall carry out the following without further Instructions:

(i) in the Purchase Contract Agent’s name or on its behalf, sign any affidavits, certificates of ownership and other certificates and documents relating to Treasury Strips which may be required by any tax or regulatory authority;

(ii) notify the Purchase Contract Agent of notices, circulars, reports and announcements which the Custodian has received, in the course of acting in the capacity of custodian, concerning Treasury Strips held on the Purchase Contract Agent’s behalf that require discretionary action;

(iii) make any payment by debiting the Custody Account or any other designated account of the Purchase Contract Agent with the Custodian as required to effect any Instruction; and

(iv) attend to all non-discretionary matters in connection with anything provided in this Section or any Instruction.

ARTICLE THREE

THE CUSTODIAN

Section 3.01. Certain Duties and Responsibilities. (a) The Custodian undertakes to perform, with respect to the Treasury Strips, such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Custodian.

(b) Subject to paragraph (d) below, the Custodian shall exercise the due care of a professional custodian for hire.

(c) The Custodian will not be responsible for any loss or damage suffered by any Holder unless the loss or damage results from the Custodian’s gross negligence or willful misconduct. Under no circumstances will the Custodian be liable for consequential, special, punitive or indirect loss or damages, including lost profits, even if advised of the possibility thereof in advance and regardless of the form of action.

(d) No provision of this Agreement shall be construed to relieve the Custodian from liability for its own gross negligence, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph (d) shall not be construed to limit the effect of paragraph (a) of this Section;

(ii) the Custodian shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Custodian was negligent in ascertaining the pertinent facts; and

(iii) no provision of this Agreement shall require the Custodian to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers.

(e) Whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Custodian shall be subject to the provisions of this Section.

(f) The Holders agree to indemnify the Custodian and to hold it harmless against, any and all loss, liability, damage, claim incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance by the Custodian of its appointment as their custodian to hold the Treasury Strips for them and on their behalf and to forward to the Holders all payments of the Treasury Strips as and when they mature and to deliver the Treasury Strips to the Holders under the circumstances as set forth herein, including the costs and expenses of defending itself against any claim or liability (regardless of whether such claim is brought by the Company or any third party). The provisions of this Section 3.01(f) shall survive the resignation or removal of the Custodian and the termination of this Agreement.

Section 3.02. Certain Rights of Custodian. Subject to the provisions of Section 3.01:

(a) The Custodian may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) Any request or direction of the Purchase Contract Agent mentioned herein shall be sufficient if evidenced by an Instruction.

(c) Whenever in the administration of this Agreement the Custodian shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Custodian (unless other evidence is specifically prescribed herein) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate.

(d) The Custodian may consult with counsel of its selection and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(e) This Agreement shall not be deemed to create a fiduciary relationship under state or federal law between The Bank of New York Mellon Trust Company, N.A., in its capacity as the Custodian and any Holder of any Purchase Contract (whether separated or as part of a Unit). The Custodian’s rights, benefits, protections, indemnities, privileges and immunities hereunder shall be extended to and shall be enforceable by the Custodian under this Agreement.

(f) None of the provisions contained in this Agreement shall require the Custodian to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if it shall have reasonable ground for believing that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

(g) The Custodian shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request, order or direction of any of the Holders pursuant to the provisions of this Agreement, unless such Holders shall have offered to the Custodian security or indemnity reasonably satisfactory to the Custodian against the costs, expenses and liabilities which might be incurred therein or thereby.

(h) The Custodian shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement and in no case shall the Custodian be liable for any act or omission hereunder in the absence of its own gross negligence, willful misconduct or bad faith.

(i) The Custodian may execute any of the rights or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and the Custodian shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

(j) The Custodian shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement and in no case shall the Custodian be liable for any losses, costs or liabilities of any kind except for those arising directly out of its own gross negligence or willful misconduct.

(k) The permissive rights of the Custodian hereunder shall not be construed as duties.

(l) In no event shall the Custodian be liable for any consequential, special, punitive or indirect loss or damages, including lost profits, even if advised of the likelihood thereof in advance and regardless of the form of action.

(m) The rights, privileges, protections, immunities and benefits given to the Custodian, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, each agent, custodian and other Person employed by the Custodian to act hereunder.

(n) The Custodian shall not be required to exercise discretion in exercising its rights, powers or authorizations hereunder and the Custodian shall be entitled to refrain from any such act unless and until the Custodian has received written direction from a majority in number of the Outstanding Units and indemnification satisfactory to it and shall not be liable for any delay in acting caused while awaiting such direction.

(o) The Custodian shall not be required to initiate or conduct any litigation or collection proceedings hereunder and shall have no responsibilities with respect to any default hereunder or under the Purchase Contract Agreement.

Section 3.03. Use of Third Parties and Limitations on Custodian’s Liability. Subject to the provisions of Section 3.01:

(a) (i) The Custodian is hereby authorized to act through administrative support providers and to use or participate in Settlement Systems to perform any of the duties of the Custodian under this Agreement.

(ii) Administrative support providers are those persons utilized by the Custodian to perform ancillary services of a purely administrative nature such as couriers, messengers or other commercial transport systems.

(iii) Market infrastructures are public utilities, external telecommunications facilities and other common carriers of electronic and other messages, and external postal services. Market infrastructures are not delegates of the Custodian.

(iv) Treasury Strips deposited with any Settlement System hereunder will be subject to the laws, rules, statements of principle and practices of such Settlement System. Settlement Systems are not delegates of the Custodian.

(b) (i) The Custodian shall act in good faith and use due care in the selection of administrative support providers, but shall otherwise have no responsibility for any negligence or misconduct of such persons under this Agreement.

(ii) The Custodian may deposit or procure the deposit of securities with any Settlement System as may be required hereby. The Custodian has no responsibility for the selection or appointment of, or for performance by, any Settlement System or market infrastructure.

(iii) The Custodian is not responsible for the acts, omissions, defaults or insolvency of any unaffiliated third party including, but not limited to, any broker counterparty or issuer of securities.

(iv) The Custodian will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of funds credited to the Custody Account) if such performance is prevented, hindered or delayed by a Force Majeure Event, in such case its obligations will be suspended for so long as the Force Majeure Event continues.

(v) The Custodian is not acting under this Agreement as an investment manager, nor as an investment, legal or tax adviser to the Purchase Contract Agent, the Company, any Holder or any other Person, and the Custodian’s duty is solely to act as a custodian in accordance with the terms of this Agreement.

(vi) The Custodian is not responsible for the form, accuracy or content of any notice, circular, report, announcement or other material provided under or in connection with this Agreement, the Purchase Contract Agreement, the Units, the Purchase Contracts or the transactions contemplated hereunder or under the Purchase Contract Agreement.

Section 3.04. Money Held by Custodian. Money held by the Custodian hereunder shall not be held for the Holders as a fiduciary. The Custodian shall be under no obligation to invest or pay interest on any money received or held by it hereunder.

Section 3.05. Compensation and Expense. (a) The Custodian acknowledges receipt on the date hereof of:

(i) full compensation in advance for all services to be rendered by it hereunder during the term of this Agreement; and

(ii) payment in advance for all expected expenses to be incurred by the Custodian in accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel during the term of this Agreement).

(b) The Custodian acknowledges that the source of all payments referred to in subsection (a) above is a portion of the proceeds from the purchase by Holders of the Treasury Strips evidenced by Units and that all such amounts have been paid to the Custodian by the Representative.

Section 3.06. Corporate Agent Required; Eligibility. There shall at all times be a Custodian hereunder which shall be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by Federal or State authority and having its Corporate Trust Office in the continental United States, if there be such a corporation in the continental United States qualified and eligible under this Article and willing to act on reasonable terms.

Section 3.07. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Custodian shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 3.08. Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Custodian and no appointment of a successor Custodian pursuant to this Article shall become effective until the acceptance of appointment by the successor Custodian in accordance with the applicable requirements of Section 3.08.

(b) The Custodian may resign at any time by giving written notice thereof to the Purchase Contract Agent and the Holders 60 days prior to the effective date of such resignation. If the instrument of acceptance by a successor Custodian required by Section 3.08 shall not have been delivered to the Custodian within 30 days after the giving of such notice of resignation, the resigning Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

(c) The Custodian may be removed at any time by written notice of the Holders of a majority of the Outstanding Units delivered to the Purchase Contract Agent and the Custodian.

(d) If at any time,

(i) the Custodian shall cease to be eligible under Section 3.06 and shall fail to resign after written request therefor by any Holder who has been a bona fide Holder of a Unit for at least six months (or, if a shorter period of time, since the date of this Agreement), or

(ii) the Custodian shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Custodian or of its property shall be appointed or any public officer shall take charge or control of the Custodian or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Purchase Contract Agent or (ii) any Holder who has been a bona fide Holder for at least six months (of, if a shorter period of time, since the date of this Agreement) may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Custodian and the appointment of a successor Custodian.

(e) If the Custodian resigns, is removed or becomes incapable of acting, or if a vacancy occurs in the office of Custodian for any cause, the Holders of a majority of the Outstanding Units shall promptly appoint a successor Custodian and shall comply with the applicable requirements of Section 3.08. If no successor Custodian shall have been so appointed by such Holders and accepted appointment in the manner required by Section 3.08, any Holder who has been a bona fide Holder for at least six months (of, if a shorter period of time, since the date of this Agreement) may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Custodian.

(f) The Purchase Contract Agent shall give, or shall cause such successor Custodian to give, notice of each resignation and each removal of the Custodian and each appointment of a successor Custodian by mailing written notice of such event by first class mail, postage prepaid, to all Holders as their names and addresses appear in the Unit Register. Each notice shall include the name of the successor Custodian and the address of its Corporate Trust Office.

(g) Upon the appointment of a successor Custodian pursuant to this Article, the predecessor Custodian shall immediately deliver to the successor Custodian any remaining portion of the compensation and expenses received in advance by the predecessor Custodian pursuant to either Section 3.05 or this Section 3.07(g). The amount of compensation and expenses the predecessor Custodian shall deliver will be determined by multiplying the total amount received by the predecessor Custodian, pursuant to either Section 3.05 or this Section 3.07(g), by a fraction, which numerator is the number of days remaining until the Purchase Contract Settlement Date and which denominator is the number of days remaining until the Purchase Contract Settlement Date plus the number of days such predecessor Custodian has performed the duties hereunder.

Section 3.09. Acceptance of Appointment by Successor. (a) In case of the appointment hereunder of a successor Custodian, every such successor Custodian so appointed shall execute, acknowledge and deliver to the Purchase Contract Agent and to the retiring Custodian (with a copy to each Holder) an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Custodian shall become effective and such successor Custodian, without any further act, deed or conveyance, shall become vested with all the rights, powers, agencies and duties of the retiring Custodian; and such retiring Custodian shall duly assign, transfer and deliver to such successor Custodian all property and money held by such retiring Custodian hereunder.

(b) No successor Custodian shall accept its appointment unless at the time of such acceptance such successor Custodian shall be qualified and eligible under this Article.

Section 3.10. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Custodian may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Custodian, shall be the successor of the Custodian hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 3.11. No Obligations of Custodian. Except to the extent otherwise provided for in this Agreement, the Custodian assumes no obligations and shall not be subject to any liability under this Agreement or any Unit in respect of the obligations of the Company or the Purchase Contract Agent.

Section 3.12. Tax Compliance. The Custodian will comply with all applicable certification, information reporting and withholding (including “backup” withholding) requirements imposed by applicable tax laws, regulations or administrative practice with respect to (i) any payments made with respect to the Treasury Strips or (ii) the delivery, holding, transfer or withdrawal of the Treasury Strips. Such compliance shall include, without limitation, the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent.

ARTICLE FOUR

THE PURCHASE CONTRACT AGENT SECTION

Section 4.01. Purchase Contract Agent’s Direct Liability. The rights, privileges, protections, immunities and indemnities afforded the Purchase Contract Agent under the Purchase Contract Agreement, including, without limitation, its rights under Section 9.07 thereof, are hereby incorporated herein as if set forth herein in full.

Section 4.02. Force Majeure. Without limiting Section 4.01 hereof, the Purchase Contract Agent will not be responsible for any failure to perform any of its obligations if such performance is prevented, hindered or delayed by a Force Majeure Event, in such case its obligations will be suspended for so long as the Force Majeure Event continues.

ARTICLE FIVE

SUPPLEMENTAL AGREEMENTS

Section 5.01. Supplemental Agreements without Consent of Holders. Without the consent of any Holders, the Purchase Contract Agent and the Custodian, at any time and from time to time, may enter into one or more agreements supplemental hereto, in form satisfactory to the Purchase Contract Agent and the Custodian, for any of the following purposes:

(i) to evidence the succession of another Person to the Purchase Contract Agent; or

(ii) to evidence and provide for the acceptance of appointment hereunder by a successor Custodian, and the assumption by any such successor of the covenants of the Custodian hereunder; or

(iii) to cure any ambiguity, to correct or supplement any provisions herein which may be inconsistent with any other provisions herein, or to make any other provisions with respect to such matters or questions arising under this Agreement, but only to the extent such action does not adversely affect in any material respect rights or obligations of the Holders or of the Purchase Contract Agent in relation to the Holders, as the case may be.

Section 5.02. Supplemental Agreements with Consent of Holders. Except as set forth in Section 5.01, without the consent of each Holder affected thereby, the Purchase Contract Agent and the Custodian shall not enter into an agreement or agreements supplemental hereto for the purpose of modifying in any manner any of the terms of this Agreement.

Section 5.03. Effect of Supplemental Agreements. In executing a supplemental agreement under this Article, the Custodian and the Purchase Contract Agent shall be entitled to receive an Officer’s Certificate and Opinion of Counsel from the Company to the effect that such supplemental agreement is authorized or permitted under this Agreement. Upon the execution of any supplemental agreement under this Article, this Agreement shall be modified in accordance therewith, and such supplemental agreement shall form a part of this Agreement for all purposes; and every Holder of Unit Certificates theretofore or thereafter authenticated, executed on behalf of the Holders and delivered hereunder shall be bound thereby.

ARTICLE SIX

COVENANTS

Section 6.01. Performance Under this Agreement. Subject to Sections 3.01 and 3.02, the Custodian covenants and agrees for the benefit of the Holders of Units from time to time that it will duly and punctually perform its obligations under the terms of this Agreement.

ARTICLE SEVEN

GENERAL CONDITIONS

Section 7.01. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters set forth herein, and all prior negotiations, drafts and writings, and understandings relating to the subject matter of this Agreement, are merged herein and are superseded, nullified and canceled by this Agreement.

IN WITNESS WHEREOF, the Purchase Contract Agent and the Custodian have caused this Agreement to be duly executed as of the day and year first above written and all Holders shall become parties hereto upon acceptance by them of Unit Certificates issued in accordance with the terms of the Purchase Contract Agreement.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Custodian

By:	/s/ LAWRENCE M. KUSCH
Name: Lawrence M. Kusch
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Purchase Contract Agent

By:	/s/ LAWRENCE M. KUSCH
Name: Lawrence M. Kusch
Title: Vice President

Schedule 1

TREASURY STRIPS

Maturity	Face Amount	CUSIP
August 15, 2020	$10,000,000	912803AU7
November 15, 2020	$20,000,000	912820WZ6
February 15, 2021	$20,000,000	912803AV5
May 15, 2021	$20,000,000	912803AW3
August 15, 2021	$20,000,000	912821AG0
November 15, 2021	$20,000,000	912820ZH3
February 15, 2022	$20,000,000	912833LG3
May 15, 2022	$20,000,000	912821BZ7
August 15, 2022	$20,000,000	912820RU3
November 15, 2022	$20,000,000	912820SH1
February 15, 2023	$20,000,000	912820B30
May 15, 2023	$20,000,000	912820F36
August 15, 2023	$20,000,000	912820G84

Sch. 1-1